Nevada, Iowa ----- August 12, 2016 Lincolnway Energy, LLC (“ Lincolnway ”) announced its unaudited financial results for the three months ended June 30, 2016.

Results for the 3rd Quarter Fiscal Year 2016

Gross Profit -	$1,738,338
EBITDA -	2,550,440
Net Income -	$1,078,340

Lincolnway reported net income of $1.1 million, or $25.64 per unit, for the three months ended June 30, 2016, compared to net income of $.6 million, or $14.24 per unit, for the three months ended June 30, 2015.

Gross profit for the three months ended June 30, 2016 was $1.7 million, compared to a gross profit of $1.3 million for the three months ended June 30, 2015.

EBITDA, which is defined as earnings before interest, income taxes, depreciation, and amortization, was $2.6 million for the three months ended June 30, 2016, compared to $2.7 million for the three months ended June 30, 2015.

Eric Hakmiller, Lincolnway's President and CEO stated, “The fiscal 2016 year has been difficult with plenty of corn allowing the production of plenty of ethanol. Fortunately, the strong gasoline demand driven by a strong job market has allowed us to make some margin this quarter. We are finishing the construction of a new corn storage bin and with the crop we are growing in the area, we are looking at helping the local farmers to move this crop to market”.

About Lincolnway Energy, LLC:

Lincolnway is located on approximately 160 acres in Nevada, Iowa, operating a 50 million gallon per year ethanol plant. Lincolnway began producing ethanol in May, 2006.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are identified by terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, Lincolnway has identified in its Annual Report on Form 10-K important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of Lincolnway, including, without limitation, the risk and nature of Lincolnway's business, and the effects of general economic conditions on Lincolnway. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Lincolnway further cautions that such factors are not exhaustive or exclusive. Lincolnway does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of Lincolnway.

Financial Results

LINCOLNWAY ENERGY, LLC
Statements of Operations
For the Three Months Ended June 30, 2016 and 2015
(Unaudited)

	2016	2015

Revenue	$27,479,673	$29,047,061
Cost of goods sold	25,741,335	27,783,975
Gross profit	1,738,338	1,263,086

General and administrative expenses	633,917	667,769
Operating income	1,104,421	595,317

Other income (expense):
Interest income	668	3,754
Interest expense	(26,749)	(265)
	(26,081)	3,489

Net income	$1,078,340	$598,806

Weighted average units outstanding	42,049	42,049

Net income per unit - basic and diluted	$25.64	$14.24

Management uses EBITDA, a non-GAAP measure, to measure Lincolnway’s financial performance and to internally manage its business. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, our computation of EBITDA may not be comparable with a similarly-titled measure of another company.

Summary Balance Sheets

	June 30, 2016	September 30, 2015
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$347,986	$1,502,498
Derivative financial instruments	1,247,621	746,178
Trade and other accounts receivable	5,171,996	3,977,264
Inventories	3,932,527	3,957,973
Prepaid expenses and other	369,947	404,180
Total current assets	$11,070,077	$10,588,093
Net property and equipment	35,114,038	37,638,404
Other assets	850,134	838,849
Total Assets	$47,034,249	$49,065,346

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Checks in excess of bank balance	$—	$1,656,923
Accounts payable and accrued expenses	3,412,394	5,109,440
Current maturities of notes payable	27,570	54,280
Total current liabilities	3,439,964	6,820,643
Total long term liabilities	5,579,630	1,218,312
Total members' equity	38,014,655	41,026,391
Total Liabilities and Members' Equity	$47,034,249	$49,065,346

Contact:
Kris Strum, Director of Finance
Lincolnway Energy, LLC
515.817.0153